Exhibit 99.1

           Edge Petroleum Announces First Half 2004 Operating Results

    HOUSTON, July 28 /PRNewswire-FirstCall/ -- EDGE PETROLEUM CORPORATION (Nasdaq: EPEX) announced today record total estimated production for the six months ending June 30, 2004 of 6.1 Bcfe, or 33.4 MMcfe per day. This is an increase of 84% over the same period last year and the Company noted that its exploitation activities accounted for 68% of the overall increase. In addition, the first half volume represents slightly more than 75% of the Company's 2003 full year production of 8.1 Bcfe.

    Production for the second quarter of 2004 was 2.9 Bcfe, or 32.1 MMcfe per day. This is an increase of 66% over the same period a year ago, but a 7.7% decrease from the first quarter of this year. The company's exit rate on June 30, 2004 was estimated to be 30.2 MMcfe per day.

    Edge drilled and logged 11 wells during the second quarter, bringing the total to 20 for the first half of the year. Six of the second quarter wells that have been drilled and logged were in various stages of testing on June 30, 2004. Twelve of the 20 total wells have been completed as producers and two were dry holes. Two wells were drilling over the end of the second quarter. At Encinitas, the Lopez No. 1 (Edge 22.5% W.I.) was deepened and is now being completed as a producer. At Santellana, the Guerra No. 25 (Edge 100% W.I.) was ultimately determined to be a dry hole. A total of four wells are currently drilling and at least six more wells are expected to spud and reach total depth before the end of the quarter. In addition, Edge plans to spud another five to seven wells during the third quarter that should reach total depth early in the fourth quarter.

    Commenting on operations, John W. Elias, Edge's Chairman, President & CEO, noted, "We are pleased with our year over year increase in production but disappointed in the drop in second quarter. The production guidance that was previously provided for the second quarter took into account some of the factors that we expected to impact the quarter results. However, we did not contemplate or expect to encounter, as we did in essentially every area of our operations, as many delays as we ultimately experienced during the second quarter.

    "We did expect some weather delays, as is always the case, in building locations, mobilizing and demobilizing rigs from one location to another. However, the record rainfall along the Gulf Coast during May and June delayed our overall program.

    "Rig availability became tighter during the first half of the year contributing to our not being able to carry out our originally envisioned drilling program during the quarter, but rig rates have not yet increased significantly. However, further increases in rig rates could occur if demand continues to increase.

    "Partner issues seem to always arise but we generally resolve them in fairly short order. That has not been the case in Southeast New Mexico, resulting in significant delays in our planned drilling program. Our first three Atoka/Morrow wells in Southeast New Mexico are not performing as we had hoped, but this is not necessarily a complete surprise given the maturity and stratigraphic nature of the Atoka/ Morrow play. On the other hand, our 3 shallow Grayburg/San Andres wells are performing as expected. I am pleased to report that we are making progress with our partners and expect to drill an additional four to six shallow plus five to seven deep wells for a total of 15 to 19 wells in Southeast New Mexico during 2004. We still remain optimistic about the potential for significant reserve and production growth from our Southeast New Mexico efforts. However, it is unlikely that the impact from a successful 2004 Southeast New Mexico drilling program will be fully recognized prior to the latter part of the fourth quarter and on into 2005."

    Turning to Edge's South Texas area, Elias further noted, "New 3-D seismic that we expected to receive over acreage we acquired last year in our Queen City and Lobo plays was not available to us until the beginning of the third quarter for a variety of different reasons. Consequently, wells that we had scheduled in the second quarter in this area did not get drilled. The good news is our prospects have now been confirmed by the new 3-D seismic and we are quickly moving forward with our drilling plans.

    "Overall, we project that we will drill between 45 and 50 wells by year-end and still maintain the financial flexibility to capitalize on other opportunities when we deem it appropriate to do so. We remain confident, even with the delays we have experienced, that we will be able to achieve the full year production guidance that we have previously provided of 12 to 12.5 Bcfe. In addition, there is nothing specific to report on the acquisition front but I can assure you that we are very active in our efforts to evaluate and acquire onshore assets that we feel have exploitable potential."

    Edge Petroleum Corporation is a Houston-based independent energy company that focuses its exploration, production and marketing activities in selected onshore basins of the United States. Edge common stock is listed on the NASDAQ National Market under the symbol "EPEX".


    Statements regarding production volumes, drilling activity, price weakness, hedging levels, all guidance, forecasts for the first quarter and full year 2004, including future oil and gas prices, record earnings and cash flow, debt levels, production and earnings, performance goals and other statements that are not historical facts contain predictions, estimates and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although the company believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those included in the forward-looking statements include the timing and extent of changes in commodity prices for oil and gas, the need to develop and replace reserves, environmental risks, drilling and operating risks, risks related to exploration and development, uncertainties about the estimates of reserves, competition, government regulation and the ability of the company to meet its stated business goals.



SOURCE  Edge Petroleum Corporation
    -0-                             07/28/2004
    /CONTACT: Michael G. Long, Chief Financial Officer of Edge Petroleum Corporation, +1-713-654-8960/
    /Web site:  http://www.edgepet.com /
    (EPEX)

CO:  Edge Petroleum Corporation
ST:  Texas
IN:  OIL
SU: